Exhibit 99.B(d)(8)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Ashmore Investment Management Limited

As of March 17, 2003, as amended July 1, 2003, July 1, 2004, October 7, 2005 and April 20, 2007

SEI INSTITUTIONAL INTERNATIONAL TRUST

Emerging Markets Debt Fund

Agreed and Accepted:

SEI Investments Management Corporation	Ashmore Investment Management Limited

By:	By:
/s/ Sofia A. Rosala	/s/ Tim Davis

Name:	Name:
Sofia A. Rosala	Tim Davis

Title:	Title:
Vice President	Authorised Signatory

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Ashmore Investment Management Limited

As of March 17, 2003, as amended July 1, 2003, July 1, 2004, October 7, 2005, December 8, 2005, May 8, 2006 and April 20, 2007

Pursuant to Paragraph 6, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Trust

Emerging Markets Debt Fund	x.xx% on all Assets under management*

*  The fee for the Emerging Markets Debt Fund shall be calculated based on the average daily value of the Assets of the Fund managed by the Sub-Adviser plus a fixed annual rate determined by the following formula:

$xxx,xxx	=	Fixed Annual Rate
X

Where, “X” equals the number of accounts, including the Emerging Markets Debt Fund, the Sub-Adviser manages for the Adviser.

As of May 8, 2006, the Fixed Annual Rate was equal to $xx,xxx.

Agreed and Accepted:

SEI Investments Management Corporation	Ashmore Investment Management Limited

By:	By:
/s/ Sofia A. Rosala	/s/ Tim Davis

Name:	Name:
Sofia A. Rosala	Tim Davis

Title:	Title:
Vice President	Authorised Signatory